Variable Immediate Annuity

Equitable Financial Life Insurance Company

Issued through: Separate Account A

Summary Prospectus for New Investors

May 1, 2022

This summary prospectus (the “Summary Prospectus”) summarizes key features of the contract. Before you invest, you should also review the statutory prospectus (the “Prospectus”) for the contract, which contains more information about the contract’s features, benefits, and risks. You can find this document and other information about the contract online at www.equitable.com/ICSR#EQH142502. You can also obtain this information at no cost by calling 1-877-522-5035, by sending an email request to EquitableFunds@dfinsolutions.com, or by calling your financial intermediary.

The Variable Immediate Annuity is a single premium payout annuity contract. This Summary Prospectus only describes Variable Immediate Annuity. The contract offers a variable income annuity option funded by one or more of the variable investment options. The contract also offers a fixed income annuity option funded by our general account. This option may only be elected in combination with the variable income annuity option.

We offer the contract for use as an annuity to pay out your benefits.

You may cancel your contract within 10 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total account value. You should review the Prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.

We reserve the right to stop accepting any application or contribution from you at any time, including after you purchase the contract.

Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

Important information you should consider about the contract

FEES AND EXPENSES
Charges for Early Withdrawals

Once issued, a contract may not be surrendered. The contract does not have a cash surrender value. For example, if you surrender your contract after issuance, you will forfeit up to $100,000 on a $100,000 investment.

Transaction Charges

Generally, you may transfer funds among the variable investment options once a year on the contract date anniversary. There is no charge for such transfers. Transfers are permitted monthly for contracts issued in New York. You also cannot transfer funds between the fixed income annuity option and variable income annuity option.

For additional information about transferring funds among investment options see “Transfers among the variable investment options” in the Prospectus.

Ongoing Fees and Expenses (annual charges)

The contract provides for different ongoing fees and expenses. The table below describes the fees and expenses that you may pay each year under the contract, depending if you choose the options you choose. Please refer to your contract specifications page for information about the specific fees you will pay each year based the options you have elected.

	Annual Fee	Minimum	Maximum
	Base Contract	0.50%	1.55%
	Investment options (Portfolio fees and expenses)(1)%		%

(1)  Expressed as an annual percentage of daily net assets in the Portfolio. This range is for the year ended December 31, 2021 and could change from year to year.

Because your contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your contract, the following table shows the lowest and highest cost you could pay each year, based on current charges. This estimate assumes that you do not take withdrawals from the contract or make any other transactions.

	Lowest Annual Cost $	Highest Annual Cost $
	Assumes: • Investment of $100,000 • 5% annual appreciation • Least expensive combination of contract and Portfolio fees and expenses • No sales charges • No additional contributions or transfers	Assumes: • Investment of $100,000 • 5% annual appreciation • Most expensive combination of contract, and Portfolio fees and expenses • No sales charges • No additional contributions or transfers
For additional information about ongoing fees and expenses see “Fee table” in the Prospectus.
RISKS
Risk of Loss

The contract is subject to the risk of loss. You could lose some or all of your account value. For additional information about the risk of loss see “Principal risks of investing in the contract” in the Prospectus.

Not a Short-Term Investment

The contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash. As such, you should not use the contract as a short-term investment or savings vehicle. For additional information about the investment profile of the contract see “Fee table” in the Prospectus.

RISKS
Risks Associated with Investment Options

An investment in the contract is subject to the risk of poor investment performance and can vary depending on the performance of the variable investment options available under the contract, (e.g., the Portfolios). Each investment option, including the fixed-income annuity option, has its own unique risks. You should review the variable investment options available under the contract before making an investment decision.

For additional information about the risks associated with investment options see “Variable investment options” and “Portfolios of the Trusts” in “Purchasing the contract” in the Prospectus. See also Appendix “Portfolio Companies available under the contract” in the Prospectus.

Insurance Company Risks

An investment in the contract is subject to the risks related to the Company. The Company is solely responsible to the contract owner for the contract’s account value. The general obligations, or fixed-income annuity option under the contract are supported by our general account and are subject to our claims paying ability. An owner should look solely to our financial strength for our claims-paying ability. More information about the Company, including our financial strength ratings, may be obtained at www.equitable.com/selling-life-insurance/financial-strength-ratings.

For additional information about insurance company risks see “About the general account” in “More information” in the Prospectus.

RESTRICTIONS
Investments

We may, at any time, exercise our rights to limit or terminate your contributions, allocations and transfers to any of the variable investment options and to limit the number of variable investment options which you may select. Such rights include, among others, combining any two or more variable investment options and transferring the account value from any variable investment option to another variable investment option. Transfers between the fixed income annuity option and variable income annuity option are not allowed. You cannot allocate 100% of your premium payment to the fixed income annuity option.

For more information see “About Separate Account A” in “More information” in the Prospectus.

For additional information about the investment options, including information regarding volatility management strategies and techniques, see “Portfolios of the Trusts” in “Purchasing the contract” in the Prospectus.

TAXES
Tax Implications

You should consult with a tax professional to determine the tax implications of an investment in, and purchase payments received under, the contract. There is no additional tax benefit to you if the contract is purchased through a tax-qualified plan or individual retirement account (IRA). Withdrawals will be subject to ordinary income tax and may be subject to tax penalties. Generally, you are not taxed until you make a withdrawal from the contract.

For more information, see “Tax information” in the Prospectus.

CONFLICTS OF INTEREST
Investment Professional Compensation

Some financial professionals may receive compensation for selling the contract to you, both in the form of commissions or in the form of contribution-based compensation. Financial professionals may also receive additional compensation for enhanced marketing opportunities and other services (commonly referred to as “marketing allowances”). This conflict of interest may influence the financial professional to recommend this contract over another investment.

For additional information about compensation to financial professionals see “Distribution of the contracts” in “More information” in the Prospectus.

Exchanges

Some financial professionals may have a financial incentive to offer a new contract in place of the one you already own. You should only exchange your contract if you determine, after comparing the features, fees, and risks of both contracts, that it is preferable to purchase the new contract rather than continue to own your existing contract.

Overview of the Contract

Purpose of the Contract

The contract is an individual single premium immediate variable annuity contract designed to help you take a lump sum premium payment and turn it into an immediate income stream, through an investment in one or more variable investment options and the fixed income annuity option. The contract may be appropriate if you have a long-term investment horizon. It is not intended for people who may need to access invested funds within a short-term timeframe or who intend to engage in frequent transfers of the underlying Portfolios.

Phases of the Contract

The contract has only one phase, an income (annuity) phase.

Income (Annuity) Phase

You can allocate your initial premium payment to one or more of the available investment options, which include:

•	Variable investment options; and

•	Fixed income annuity option (subject to certain limitations).

For additional information about each underlying Portfolio see Appendix: “Portfolio Companies available under the contract”.

During the income phase, you will receive a stream of income payments for the annuity payout period of time you elect. You can elect to receive annuity payments (1) for life; (2) for life with a certain minimum number of payments with a certain minimum number of payments to the beneficiary upon the death of the annuitant; (3) for life for joint and survivor annuitants with a certain minimum number of payments to the beneficiary upon the death of both annuitants; or (4) for life for joint and survivor annuitants. Please note that when you annuitize, your initial premium payment is converted to income payments and you cannot make any additional premium payments to your contract. Also, once issued, the contract may not be surrendered. The contract does not have a cash surrender value.

Contract Features

The contract provides the opportunity for certain tax-deferred growth through a variable income annuity option funded by one or more of the variable investment options. The contract also offers a fixed income annuity option funded by our general account. This option may only be elected in combination with the variable income annuity option and you cannot transfer funds between the fixed income annuity option and variable income annuity option.

Benefits available under the contract

The following tables summarize important information about the benefits available under the contract.

Name of Benefit	Purpose	Standard/ Optional	Annual Fee Max/Current	Brief Description of Restrictions/ Limitations
Annuity payout options	The contract offers you several choices of annuity payout options to receive your monthly annuity payments. Restrictions may apply, depending on the type of contract you own.	Standard	Max: 1.55% Current: 0.50%

•   Once issued, a contract may not be surrendered. The contract does not have a cash surrender value.

•   You may allocate a portion of your premium payment to both the fixed income annuity option and the variable income annuity option; however you must select the same payout option for both.

•   You cannot allocate 100% of your premium payment to the fixed-income annuity option.

•   You cannot transfer funds between the fixed income annuity option and variable income annuity option.

•   Payments are made on a monthly basis only.

•   Generally, the first two payments to you are fixed, or the first three monthly payments are fixed if it is through an income arrangement from your existing company deferred contract.

•   Generally, the third (or the fourth payment from your existing company deferred contract) and subsequent payments will vary depending upon the performance of the selected variable investment options.

Annuity payout options

You may elect to receive your variable income annuity option payments, or your combined variable income annuity option and fixed income annuity option payments, on any one of the forms listed below.

•	Life annuity (single life annuity not available in New York)

•	Guaranteed payments for as long as the annuitant is alive.

•	At the death of the annuitant, payments stop, and the contract terminates.

•	Life annuity with period certain

•	Guaranteed payments for as long as the annuitant is alive. If the annuitant dies before the end of a selected period of time (Period Certain), payments will continue to the beneficiary for the balance of the Period Certain.

•	Joint and survivor life annuity

•	Guaranteed payments as long as one of the annuitants is still alive. Upon the death of one of the joint annuitants, payments continue to the survivor annuitant for as long as he/she continues to live. At the death of the surviving annuitant, payments stop, and the contract terminates.

•	Joint and survivor life annuity with period certain

•	Guaranteed payments for the rest of both annuitants’ lives. Upon the death of one of the joint annuitants, payments continue to the survivor annuitant for as long as he/she continues to live. If both annuitants die during the Period Certain, payments continue to the beneficiary for the balance of the Period Certain.

Each option involves a life contingency, which means that we guarantee that you will receive annuity payments for the rest of the annuitant’s life and the life of any joint annuitant.

Because each annuity payout option involves a life contingency, the amount of your first monthly payment will depend on the annuitant’s age, the age of any joint annuitant, and the sex of the annuitant and any joint annuitant.

All other factors being equal, the older the annuitant is at the time of purchase, generally the larger the amount of your monthly payments. The annuity payout options that do not involve a period certain or a joint annuitant generally will provide you with a higher monthly payment than options that involve those features. In addition, generally monthly payments for female annuitants are lower than for male annuitants of the same age.

All guarantees are based on the claims-paying ability of the Company.

Monthly annuity payments

The first two (or three monthly payments from your existing company deferred contract) monthly payments are fixed.

•	If you allocate 100% to the variable income annuity option: The first two (or three monthly payments from your existing company deferred contract) monthly payments are fixed. The third (or the fourth payment from your existing company deferred contract) and subsequent monthly annuity payments you receive will increase or decrease based upon the performance of the variable investment options, as compared to the assumed investment return. If performance exceeds the assumed investment return, payments increase. If performance is less than the assumed investment return, payments decrease.

•	If you allocate to both the variable income annuity option and fixed-income annuity option, you will receive a monthly payment representing the sum of the variable annuity and fixed annuity payments due. The fixed portion of your payment will be the same each month and will not change.

You will receive your first annuity payment one month following the date we receive your premium payment.

Buying the Contract

You may purchase a contract by making a single premium payment to us. We do not require a minimum contribution amount for each type of contract purchased. Subsequent contributions are not permitted.

Minimum initial premium payment amount

We do not require a minimum contribution amount for each type of contract purchased. Subsequent contributions are not permitted.

Limitations on the premium payment to the contract

We reserve the right to refuse to accept any premium payment under the contract at any time or change our premium payment limits and requirements.

When the initial premium payment is credited

Initial Contribution

Your premium payment must be accompanied by an application and any other form we need to process the payment. If your application is in good order when we receive it for application processing purposes, your contribution will be applied within two business days. If any information is missing or unclear, we will try to obtain that information. If we are unable to obtain all of the information we require within five business days after we receive an incomplete application the application on your behalf. We will then return the premium payment to you unless you specifically direct us to keep your premium payment until we receive the required information.

Subsequent Contributions

Subsequent contributions are not permitted.

Selecting your annuity option

You may select the variable income annuity option funded through one or more of the variable investment options, alone, or in combination with the fixed income annuity option. We offer several annuity payout options from which you may choose. See “Your annuity payout option” in the Prospectus for more information.

For variable income options, the subsequent monthly annuity payments you received will increase or decrease depending on the investment performance of the variable investments you select. The amount of the payments you receive under the fixed income annuity option will be the same each month and will not fluctuate. If you choose a combination of the variable income annuity option and the fixed income annuity option, you will receive a single monthly payment representing the sum of the variable annuity and the fixed annuity payments due. You cannot transfer funds between the fixed income annuity option and variable income annuity option. Once issued, a contract may not be surrendered. The contract does not have a cash surrender value.

No surrender amount

Once issued, a contract may not be surrendered. The contract does not have a cash surrender value.

When to expect payments

When you purchase a Variable Immediate Annuity, the first two monthly payments are always fixed, and begin one month following the date we receive your premium payment. If you elect to receive the variable income annuity option as an income arrangement from your existing Company deferred contract, the first three monthly payments will be fixed, and the payments will begin effective with the date that we receive your election.

Additional Information About Fees

The following tables describe the fees and expenses that you will pay when buying and owning the contract. Each of the charges and expenses is more fully described in “Charges and expenses” in this prospectus. Please refer to your contract specifications page for information about the specific fees you will pay each year based on the options you have selected.

The first table describes fees and expenses that you will pay at the time that you buy the contract or if you make certain transfers. Charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state, may also apply.

Transaction Expenses
Sales Load Imposed on Purchases	None
Withdrawal Charge (as a percentage of contributions withdrawn)	None
Transfer Fee(1)	None

(1)

You may transfer funds among the variable investment options once a year on the contract date anniversary. There is no charge for such transfers. Transfers are permitted monthly for contracts issued in New York.

The next table describes the fees and expenses that you will pay each year during the time that you own the contract (not including Portfolio fees and expenses).

Annual Contract Expenses
Administrative Expense Charge(1)	$350
Base Contract Expenses (as a percentage of daily net assets in the variable investment options)	1.55%

(1)	We deduct this one-time charge for administrative expenses of the contract.

The next item shows the minimum and maximum total operating expenses charged by the underlying Portfolios that you may pay periodically during the time that you own the contract. A complete list of Portfolios available under the contact, including their annual expenses, may be found at the back of this document. See “Appendix: Portfolio Companies available under the contract.” These expenses are for the period ended December 31, 2021, and may fluctuate from year to year.

Annual Portfolio Expenses
	Minimum	Maximum
Annual Portfolio Expenses prior to Expense Limitation Arrangement (expenses that are deducted from Portfolio assets including management fees, 12b-1 fees, service fees, and other expenses)*

*	“Total Annual Portfolio Operating Expenses” may be based, in part, on estimated amounts of such expenses.

Example

These examples are intended to help you compare the cost of investing in the contract with cost of investing in other variable annuity contracts. These costs include transaction expenses, annual contract expenses and annual Portfolio expenses.

This example assumes that you invest $100,000 in the contract for the time periods indicated. The Example also assumes that your investment has a 5% return each year and assumes the most expensive combination of annual Portfolio expenses and optional benefits available for an additional charge.

Although your costs may be higher or lower, based on these assumptions, your costs would be:

If you select a Life annuity payment option.

If you do not surrender your contract
	1 year	3 years	5 years	10 years
MaximumPortfolio Expenses:
MinimumPortfolio Expenses:

If you select a Life annuity with period certain payment option.

If you do not surrender your contract
	1 year	3 years	5 years	10 years
MaximumPortfolio Expenses:
MinimumPortfolio Expenses:

If you select a Joint and survivor life annuity payment option.

If you do not surrender your contract
	1 year	3 years	5 years	10 years
MaximumPortfolio Expenses:
MinimumPortfolio Expenses:

If you select a Joint and survivor life annuity with period certain payment option.

If you do not surrender your contract
	1 year	3 years	5 years	10 years
MaximumPortfolio Expenses:
MinimumPortfolio Expenses:

Appendix: Portfolio Companies Available Under the Contract

The following is a list of Portfolio Companies available under the contract. More information about the Portfolio Companies is available in the prospectuses for the Portfolio Companies, which may be amended from time to time and can be found online at www.equitable.com/ICSR#EQH142502. You can request this information at no cost by calling 1-877-522-5035 or by sending an email request to EquitableFunds@dfinsolutions.com.

The current expenses and performance information below reflects fee and expenses of the Portfolios, but do not reflect the other fees and expenses that your contract may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Portfolio’s past performance is not necessarily an indication of future performance.

Affiliated Portfolio Companies:

TYPE	Portfolio Company - Investment Adviser; Sub-Adviser(s), as applicable		Average Annual Total Returns (as of 12/31/2021)
		Current Expenses	1 year	5 year	10 year
Equity	EQ/AB Small-Cap Growth — EIMG; AllianceBernstein L.P.
Equity	EQ/Common Stock Index — EIMG; AllianceBernstein L.P.
Fixed Income	EQ/Core Plus Bond — EIMG; AXA Investment Managers, Inc., Brandywine Global Investment Management, LLC, Loomis, Sayles & Company, L.P.
Equity	EQ/Equity 500 Index — EIMG; AllianceBernstein, L.P.
Fixed Income	EQ/Intermediate Government Bond — EIMG; SSGA Funds Management, Inc.
Equity	EQ/International Equity Index — EIMG; AllianceBernstein L.P.
Equity	EQ/Large-Cap Value Managed Volatility† — EIMG; AllianceBernstein L.P., BlackRock Investment Management. LLC, Massachusetts Financial Services Company d/b/a MFS Investment Management
Asset Allocation	EQ/Moderate Allocation† — EIMG
Money Market	EQ/Money Market* — EIMG; BNY Mellon Investment Adviser, Inc.
Fixed Income	EQ/Quality Bond Plus — EIMG; AllianceBernstein L.P., Pacific Investment Management Company LLC
Equity	Multimanager Aggressive Equity — EIMG; 1832 Asset Management U.S. Inc.; AllianceBernstein L.P.; ClearBridge Investments, LLC; T. Rowe Price Associates, Inc.; Westfield Capital Management Company, L.P.
†

EQ Managed Volatility Portfolios that include the EQ volatility management strategy as part of their investment objective and/or principal investment strategy, and the EQ/affiliated Fund of Fund Portfolios that invest in Portfolios that use the EQ volatility management strategy, are identified in the chart by a “†“. See “Portfolios of the Trusts” in “Purchasing the Contract” for more information regarding volatility management.

*

The Portfolio operates as a “government money market fund.” The Portfolio will invest at least 99.5% of its total assets in U.S. government securities, cash, and/or repurchase agreements that are fully collateralized by U.S. government securities or cash.

Variable Immediate Annuity

Issued by

Equitable Financial Life Insurance Company

1290 Avenue of the Americas

New York, NY 10104

(212) 554-1234

We have filed with the Securities and Exchange Commission a Prospectus and a Statement of Additional Information (“SAI”) that includes additional information about Variable Immediate Annuity, the Company and Separate Account A. The Prospectus and SAI each dated May 1, 2022 is incorporated by reference into this Summary Prospectus. The Prospectus and SAI are available free of charge. To request a copy of either document, to ask about your contract, or to make other investor inquiries, please call (800) 628-6673. The Prospectus and SAI are also available at our website, www.equitable.com/ICSR#EQH142502.

Class/Contract Identifier: C000024804

Co-distributed by affiliates Equitable Advisors, LLC (Equitable Financial Advisors in MI and TN) and Equitable Distributors, LLC.,

1291 Avenue of the Americas, New York, NY 10104.

Copyright 2022 Equitable Financial Life Insurance Company. All rights reserved.

Equitable Financial Life Insurance Company, 1290 Avenue of the Americas, New York, NY 10104 (212) 554-1234